                                                        Exhibit 10




            ACTUARIAL MEMORANDUM:  SECURITIES & EXCHANGE COMMISSION
                MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE
                          POLICY FORM VLO 430, ET.AL.
                       NATIONWIDE LIFE INSURANCE COMPANY


                   SECTION I:  GENERAL DESCRIPTION OF CHARGES

A.       Deductions from Premium Payments

         No front-end charges, sales or administrative, are assessed against premium payments. 100% of the premium payments are applied to the Cash Value.

B.       Monthly Deductions

         1.      Administrative Expense Charges

                 An administrative expense charge will be deducted at the beginning of each policy month. This monthly charge is equal to an annual rate of 0.30% multiplied by the Cash Value. On a current basis, for policy years 11 and later, this monthly charge is anticipated to be reduced to an annual rate of 0.15% multiplied by the Cash Value, provided the Cash Surrender Value is greater than or equal to $100,000. This administrative expense charge is subject to a $10 per month minimum. This charge will be deducted proportionately from the Cash Values in each Variable subaccount and the Fixed Account.

                 This charge is designed to: (i) amortize the initial underwriting and other policy issue expenses and (ii) provide for ongoing administrative expenses required to support these policies. In the aggregate, the Company does not anticipate that the sum of administrative expense charges assessed against the policies will exceed the aggregate expenses incurred in underwriting, issuing and maintaining these policies. In addition, the Company does not anticipate making a profit on the administration of these policies. See Section
                 III. for further detail.

         2.      Monthly Cost of Insurance charges

                 The current cost of insurance charge is deducted at the beginning of each policy month and is equal to an annual rate of 0.65% multiplied by the Cash Value. For policy years 11 and later, this monthly charge is anticipated to be reduced to 0.30% multiplied by the Cash Value, provided the Cash Surrender Value is $100,000 or more. For substandard policies, these annual rates are increased. This charge will be deducted proportionately from the Cash Values in each Variable subaccount and the Fixed Account.

                 In no event will this current monthly deduction for the cost of insurance exceed the guaranteed monthly cost of insurance charge. Guaranteed monthly cost of insurance charges are based on the net amount at risk. The net amount at risk is calculated as the difference between the death benefit and the policy Cash Value. Guaranteed cost of insurance charges vary by sex and underwriting classification. Guaranteed cost of insurance charges are based on the 1980 CSO Mortality Table, Age Last Birthday.

                                                                          Page 2
         3.      Tax Expense Charge

                 During the first ten policy years, a tax expense charge is deducted at the beginning of each policy month and is equal to an annual rate of 0.50% multiplied by the Cash Value. This charge includes a state premium tax component equal to an annual rate of 0.30% and a federal tax component equal to an annual rate of 0.20%. This charge will be deducted proportionately from the Cash Values in each Variable subaccount and the Fixed Account.

                 Exhibit I illustrates the amount of Federal DAC taxes the Company will recover under various persistency and investment return scenarios. Under combined scenarios of high long term investment returns and favorable policy persistency, the Company may realize a profit from this charge.

         4.      Mortality & Expense Risk Charge

                 The Company deducts a monthly charge for mortality and expense risks on a pro-rata basis from the Cash Value in each Variable subaccount. This monthly charge is equal to an annual rate of 0.90% multiplied by the Cash Value attributable to the Variable Account.

                 The Company assumes the mortality and expense risks associated with these policies. The mortality risk is that insureds may not live as long as expected. In addition, future levels of mortality could exceed those supported by the guaranteed mortality charges contained in the policy.

                 The expense risks assumed are that actual administrative costs in the future will exceed the costs assumed in product pricing. The Company is also exposed to substantial risks of the non-recoverability of underwriting and other issue expenses for policies which lapse in the early policy years.

                 The Company asserts that the level of the mortality and expense risk premium is reasonable in comparison to industry practice for similar products.

C.       Surrender Charge

         A surrender charge is imposed for contracts which are surrendered during the first nine policy years. The surrender charge is calculated as a percentage of the initial premium as follows:

              Policy           % of Initial     Policy           % of Initial
               Year              Premium         Year              Premium
                 1                 10.0%           6                 6.0%
                 2                 10.0%           7                 5.0%
                 3                  9.0%           8                 4.0%
                 4                  8.0%           9                 3.0%
                 5                  7.0%          10+                0.0%

         Under some circumstances, the surrender charge will be reduced in order to conform with the limitations imposed by the Standard Nonforfeiture Law. This only occurs for policies issued at more advanced ages.

         Subsequent premium payments will not result in any additional surrender charges.

         This charge is designed to recover commissions, other distribution expenses, and state premium taxes incurred by the Company in the event of policies surrendered in the early policy years. Approximately 75% of the total surrender charges are for recovery of sales expenses and 25% for the recovery of state premium taxes.

         In addition to the portion of the total surrender charge attributable to recovery of state premium taxes, a charge is made during the first 10 policy years, at an annual rate of 0.30% of Cash Value, to recover state premium taxes estimated to equal 2.35% of all premiums received.
         Exhibit II illustrates the amount of state premium taxes the Company will recover under various persistency and investment return scenarios. Under scenarios of high long term investment returns, the Company may realize a profit from this charge.


                       SECTION II:  SALES LOAD COMPLIANCE

A.       Explicit Sales Load vs. Expected Distribution Expenses

         1.      Expected Distribution Expenses

                 The majority of distribution expenses incurred by the Company consist of commissions paid for sales of the policies. In addition, the Company will incur other expenses associated with conducting marketing seminars, printing of prospectuses, and other marketing and sales promotional activities. In addition, the Company is responsible for the majority of marketing and promotional activities including: development of selling agreements with broker/dealers, providing marketing support, development and printing of sales literature, etc. These expenses are anticipated to be 0.75% of premium.

                 In addition, commissions of 6.75% of initial premiums received are paid to the Broker/Dealer for distribution of these policies.

                 Therefore, the total distribution expenses which are expected to be incurred by the Company are 7.50% of premium.

         2.      Explicit Sales Loads

                 This policy contains an explicit charge for Sales Load in the form of a contingent deferred surrender charge for policies which are surrendered during the first nine policy years.
                 This charge is described in paragraph C. of Section I of this memorandum. Approximately 75% of the total surrender charges are for recovery of sales expenses. In all cases, this charge will be less than or equal to 7.5% of the actual premiums paid.

         3.      Relationship between Sales Loads & Distribution Expenses

                 The explicit sales loadings are not sufficient to recover the expected costs of distributing these contracts. However, the Company has concluded that the distribution financing arrangement of the separate account will benefit the separate account and the contract owners.

                 In order to provide the best possible value to our contractowners, it is necessary to achieve a sufficient "critical mass" of inforce policies. This requirement is necessary in order to: (i) obtain a sufficient policy base in order to adequately diversify the mortality and persistency exposure and (ii) to provide a sufficient policy base over which to spread the associated policy costs. The larger the policy base, the greater the spread of risks and the lower the per policy expenses that will result.

                 However, in order to develop a sufficient policy base, it is necessary to provide compensation to producers that are comparable to those which are paid for other competing product alternatives, both fixed and variable. This competitive environment requires distribution allowances which are provided by these policies.

                 This separate account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         B.      Compliance with Paragraph (b)(13)(i) of Rule 6e-3(T)

                 Section (b)(13)(i) of Rule 6e-3(T) specifies that the total sales load deducted does not exceed that permitted by either
                 (A) or (B), where:

                 (A) 9% of the sum of the guideline annual premiums payable over 20 years or life expectancy, if less; and

                 (B)      9% of premium payments.

                 The Company has elected to be governed under paragraph
                 (b)(13)(i)(B).



                     SECTION III:  ADMINISTRATIVE EXPENSES

A.       Administrative Expenses incurred by the Company consist of:

         1. Acquisition expenses associated with policy issue include underwriting, establishing permanent policy records, determining insurance risk classification, etc. The amount of actual expenses incurred is a function of such variables as age, amount of insurance, and degree of required underwriting. The following table summarizes the acquisition expenses assumed in product pricing:

                 Per Policy Expense - Acquisitions:

                 Simplified Issue:             $100

                 Regular Issue:

                          Age 25:   $342       Age 55:   $488
                          Age 35:   $342       Age 65:   $579
                          Age 45:   $342       Age 75:   $579

                 Per $1000 of Death Benefit Expense - Acquisitions:

                         $1.03 per $1000, subject to a maximum of 40 units.

         2. Annual maintenance expenses are those incurred in connection with premium processing, processing policy changes, accounting and record keeping, reporting to policyowners, etc.

                 Per Policy Expense - Maintenance:

                         $40 per year increasing at an annual inflation rate of 3%.

                 Per $1000 of Death Benefit Expense - Maintenance:

                         $0.75 per 1000, subject to a maximum of 40 units, increasing at an annual inflation rate of 3%.

         Simplified Issue Limits are as follows:

                          Issue Age                         Maximum Premium
                          ---------                         ---------------
                             0-34                            Not Available
                            35-44                             $ 15,000
                            45-54                             $ 30,000
                            55-64                             $ 50,000
                            65-80                             $100,000

         Both the acquisition expenses and annual maintenance expenses are derived from annual expense analysis which is conducted by the Life Actuarial Department. Appropriate adjustments to these results are made to recognize any unique features of the product. For example, this policy has less underwriting expenses (due to the "relaxed" underwriting standards) but greater administrative expenses (due to the product complexity compared to general account-based life insurance products).

B.       Administration Charges vs. Expected Administrative Costs

         Exhibit III illustrates the relationship between the policy administrative charges and the expected administrative costs the Company expects to incur. The administrative expenses assumed in pricing (described above) are those expected to be incurred once a sufficiently large policy base has been established. The Company does not expect to achieve these ultimate expense levels which are assumed for several years. Currently, the ongoing administrative expenses per policy are in excess of 150% of the expected administrative expenses. Based on our proforma models, the Company expects to reach pricing levels after 10 years. Therefore, Exhibit III illustrates that under various scenarios of persistency and investment returns, the actual administrative expenses incurred will be in excess of those collected from the explicit administrative policy charges.

                                   Exhibit I
                     Modified Single Premium Variable Life
                            Federal DAC Tax Recovery

               (1)                  (2)                 (3)                  (4)                  (5)
               Net                                Present Value of     Present Value of         Percent
           Investment              Level            Fed DAC Tax          Fed DAC Tax           Recovered
             Return             Persistency           Incurred            Recovered             (4)/(3)
              0.0%                 90.0%            $  562.14            $  451.94                80.4%
              0.0%                 87.5%               562.14               418.42                74.4%
              0.0%                 85.0%               562.14               388.52                69.1%
              0.0%                 82.5%               562.14               361.81                64.4%
              0.0%                 80.0%               562.14               337.90                60.1%

              6.0%                 90.0%               562.14               539.05                95.9%
              6.0%                 87.5%               562.14               493.56                87.8%
              6.0%                 85.0%               562.14               453.36                80.6%
              6.0%                 82.5%               562.14               417.79                74.3%
              6.0%                 80.0%               562.14               386.27                68.7%

              9.0%                 90.0%               562.14               591.61               105.2%
              9.0%                 87.5%               562.14               538.59                95.8%
              9.0%                 85.0%               562.14               491.95                87.5%
              9.0%                 82.5%               562.14               450.88                80.2%
              9.0%                 80.0%               562.14               414.65                73.8%

             12.0%                 90.0%               562.14               651.32               115.9%
             12.0%                 87.5%               562.14               589.54               104.9%
             12.0%                 85.0%               562.14               535.42                95.2%
             12.0%                 82.5%               562.14               487.96                86.8%
             12.0%                 80.0%               562.14               446.31                79.4%



Footnotes:

  (1) Effective annual growth rate of policy cash value AFTER DEDUCTION OF ALL POLICY CHARGES (thus, these net rates correspond to gross investment returns that are approximately 3% higher).
  (2) Level annual policy persistency.
  (3) Total Federal DAC tax incurred over a 10 year period.
  (4) Total Federal DAC tax charges over a 10 year period (0.20% of Cash Value annually).
  (*) Present Values based on 12% ROTC profit objective.

                                   Exhibit II
                     Modified Single Premium Variable Life
                           State Premium Tax Recovery

               (1)                  (2)                 (3)                  (4)                  (5)
               Net                                Present Value of     Present Value of         Percent
            Investment              Level          State Prem Tax       State Prem Tax         Recovered
              Return             Persistency          Incurred            Recovered             (4)/(3)
              0.0%                 90.0%           $  1175.00           $  1035.21                88.1%
              0.0%                 87.5%              1175.00              1053.11                89.6%
              0.0%                 85.0%              1175.00              1069.81                91.0%
              0.0%                 82.5%              1175.00              1085.41                92.4%
              0.0%                 80.0%              1175.00              1100.00                93.6%

              6.0%                 90.0%              1175.00              1165.88                99.2%
              6.0%                 87.5%              1175.00              1165.82                99.2%
              6.0%                 85.0%              1175.00              1167.07                99.3%
              6.0%                 82.5%              1175.00              1169.39                99.5%
              6.0%                 80.0%              1175.00              1172.56                99.8%

              9.0%                 90.0%              1175.00              1224.71               105.9%
              9.0%                 87.5%              1175.00              1233.37               105.0%
              9.0%                 85.0%              1175.00              1224.96               104.3%
              9.0%                 82.5%              1175.00              1219.01               103.7%
              9.0%                 80.0%              1175.00              1215.13               103.4%

             12.0%                 90.0%              1175.00              1334.28               113.6%
             12.0%                 87.5%              1175.00              1309.78               111.5%
             12.0%                 85.0%              1175.00              1290.15               109.8%
             12.0%                 82.5%              1175.00              1274.65               108.5%
             12.0%                 80.0%              1175.00              1262.62               107.5%





Footnotes:

  (1) Effective annual growth rate of policy cash value AFTER DEDUCTION OF ALL POLICY CHARGES (thus, these net rates correspond to gross investment returns that are approximately 3% higher).
  (2) Level annual policy persistency.
  (3) Total State Premium tax incurred over a 10 year period (assumed to be 2.35% of Premium).
  (4) Total State Premium tax charges over a 10 year period
      (0.30% of Cash Value annually plus State Premium tax recovery portion of surrender charge).
  (*) Present Values based on 12% ROTC profit objective.

                                  Exhibit III
                     Modified Single Premium Variable Life
                        Administrative Expense Analysis

               (1)                  (2)                 (3)                  (4)                  (5)
               Net                                Present Value of     Present Value of         Percent
           Investment              Level              Adm Exp              Adm Exp             Recovered
             Return             Persistency           Incurred            Recovered             (4)/(3)
              0.0%                 90.0%            $  977.00            $  677.91                69.4%
              0.0%                 87.5%               943.18               627.63                66.5%
              0.0%                 85.0%               912.95               582.78                63.8%
              0.0%                 82.5%               885.89               542.71                61.3%
              0.0%                 80.0%               861.64               506.85                58.8%

              6.0%                 90.0%               977.00               808.58                82.8%
              6.0%                 87.5%               943.18               740.34                78.5%
              6.0%                 85.0%               912.95               680.04                74.5%
              6.0%                 82.5%               885.89               626.68                70.7%
              6.0%                 80.0%               861.64               579.41                67.2%

              9.0%                 90.0%               977.00               887.41                90.8%
              9.0%                 87.5%               943.18               807.89                85.7%
              9.0%                 85.0%               912.95               737.93                80.8%
              9.0%                 82.5%               885.89               676.31                76.3%
              9.0%                 80.0%               861.64               621.98                72.2%

             12.0%                 90.0%               977.00               976.98               100.0%
             12.0%                 87.5%               943.18               884.31                93.8%
             12.0%                 85.0%               912.95               803.13                88.0%
             12.0%                 82.5%               885.89               731.95                82.6%
             12.0%                 80.0%               861.64               669.47                77.7%

Footnotes:

(1) Effective annual growth rate of policy cash value AFTER DEDUCTION OF ALL POLICY CHARGES (thus, these net rates correspond to gross investment returns that are approximately 3% higher).
(2)   Level annual policy persistency.
(3) Total Administrative expenses incurred over a 10 year period (150% of pricing, grading down to 100% over 10 years, where pricing assumptions are: $341.20 acquisition, $70 maintenance, annually increasing by 3% inflation).
(4) Total Administrative charges over a 10 year period (0.30% of Cash Value annually).
(*)   Present Values based on 12% ROTC profit objective.